Exhibit 99.1

MYOS CORPORATION APPOINTS CHRISTOPHER PECHOCK TO ITS BOARD OF DIRECTORS

-Company Bolsters Board with Addition of Wall Street and Investment Veteran-

CEDAR KNOLLS, NJ -- February 24, 2014 -- MYOS Corporation (OTCBB:  MYOS), an emerging biotherapeutics and bionutrition company focused on the discovery, development and commercialization of products that improve human muscle health and performance (“MYOS” or the “Company”), announced today that it has appointed Christopher Pechock to its Board of Directors.

“Chris brings broad experience to MYOS having built an exceptional track record during his career at a number of notable investment firms on Wall Street and has built a strong reputation in guiding a wide range of developing and growing companies.  We believe his diverse expertise and extensive network will be invaluable to MYOS during this important stage in the Company’s history.  Chris is a thoughtful and creative advisor, and on behalf of the Board of Directors and management, I would like to welcome him to the MYOS team,” stated Robert J. Hariri, M.D., Ph.D., Chairman of the Board of MYOS Corporation.

“I believe MYOS is poised to become a leader in the field of muscle health,” commented Mr. Pechock. “The Company has an innovative and exciting business strategy that can maximize the probability of success as an emerging biotherapeutics and bionutrition business.  Given the Company’s growing consumer presence with leading sports nutrition products, I believe MYOS is perfectly positioned to apply its technology beyond the current bionutrition market to treat muscle loss associated with aging, chronic illness and a range of unmet medical needs.  I am thrilled to be part of the team during this exciting time.”

Mr. Pechock brings to MYOS more than 25 years of Wall Street experience as an investment banker, buy-side and sell-side analyst, and private equity professional.  Mr. Pechock currently is a Partner and Chairman of the Investment Committee of Matlin Patterson Global Advisers.  Prior to joining MatlinPatterson at inception in July 2002, Mr. Pechock was a member of Credit Suisse’s Global Distressed Securities Group (1999-2002).  Prior to joining Credit Suisse, Mr. Pechock was a Portfolio Manager and Research Analyst in distressed securities at Turnberry Capital Management, L.P. (1997-1999), a Portfolio Manager in distressed securities and special situations at Eos Partners, L.P. (1996-1997), a Vice President and high yield analyst at PaineWebber Inc. (1993-1996) and an analyst in corporate finance and risk arbitrage at Wertheim Schroder & Co., Incorporated (1987-1991).  Mr. Pechock holds an MBA from the Columbia University Graduate School of Business (1993) and a BA in Economics from the University of Pennsylvania (1987).

Mr. Pechock serves on the Boards of Directors of Oceanus LLC and Gleacher & Company.  He previously served on various other Boards, including Renewable Biofuels, Comsys IT, Compass Aerospace, Goss International, Huntsman Corporation, XL Health Corporation, Leprechaun Holding Company, FXI Holdings, Icon Health and Fitness, and Spincycle, Inc.

About MYOS Corporation
MYOS is a developmental stage bionutrition and biotherapeutics company focused on the discovery, development and commercialization of products that improve muscle health and function essential to the management of sarcopenia, cachexia and degenerative muscle diseases.  MYOS is the owner of MYO-T12®, the first clinically proven natural myostatin inhibitor.  Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery.  Medical literature suggests that lowering myostatin levels has many potential health benefits including increased muscle mass, healthy weight management, improved energy levels, stimulation of muscle healing as well as treating sarcopenia, a condition of age-related loss of muscle mass.  For more information on MYO-T12 and to discover why MYOS is known as "The Muscle Company,"™ visit www.myoscorp.com.

The Company's first commercial product MYO-X™, powered by MYO-T12®, is distributed by Maximum Human Performance (MHP) and is currently available on popular retailer websites including www.mhpstrong.com, www.bodybuilding.com and in specialty retailers including GNC and Vitamin Shoppe and others.  MYOS believes that MYO-X, as well as future products it envisions, will redefine existing standards for muscle health.

Forward-Looking Statements
Any statements in this release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements involve risks and uncertainties, including but not limited to those relating to the successful continued research of MYO-T12® and its effects on myostatin inhibition, including our research and development activities, product and customer demand, the continued growth of repeat purchases, market acceptance of our products, the ability to create new products through research and development, the continued growth in market expansion and revenue, the successful entry into new markets, the ability to attract additional investors and increase shareholder value, the ability to generate the forecasted revenue stream and cash flow from sales of MYO-X, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, the continued growth and expansion of MYO-X in GNC, Vitamin Shoppe and other specialty retail stores, the ability to strengthen our manufacturing relationships and reduce the costs of our products, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in our Securities and Exchange Commission filings.  We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration.  This product is not intended to diagnose, treat, cure or prevent any disease.

Contact
Jenene Thomas
Investor Relations and Corporate Communications
(973) 509-0444
jthomas@myoscorp.com

SOURCE:  MYOS Corporation

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